Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Total Entertainment Restaurant Corp.

We consent to the incorporation by reference in the registration statement on Form S-8 of Total Entertainment Restaurant Corp. of our report dated January 30, 2004, relating to the consolidated balance sheets of Total Entertainment Restaurant Corp. and subsidiaries as of December 30, 2003 and December 31, 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years ended December 30, 2003, December 31, 2002 and December 25, 2001, which report appears in the December 30, 2003 annual report on Form 10-K of Total Entertainment Restaurant Corp.

KPMG LLP

Wichita, Kansas
August 19, 2004